Exhibit 99.1

First National Corporation Reports First Quarter 2022 Financial Results

STRASBURG, Va., April 26, 2022 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $3.7 million, or $0.60 per basic and diluted share, for the first quarter of 2022. This compares to net income of $2.4 million, or $0.50 per basic and diluted share, for the first quarter of 2021, which included merger expenses of $405 thousand, or $320 thousand, net of tax. Merger expenses had a $0.07 per share impact to basic and diluted earnings per share in the first quarter of 2021.

FIRST QUARTER HIGHLIGHTS

Key highlights of the first quarter of 2022 are as follows. Comparisons are to the corresponding period in the prior year unless otherwise stated:

●	Return on average assets increased to 1.06%, up from 1.00%
●	Return on average equity increased to 13.40%, up from 11.53%
●	Total assets increased by $389.5 million, or 38%
●	Noninterest-bearing deposits increased $125.5 million, or 43%
●	Loans increased $198.2 million, or 31%
●	Loans, excluding PPP loans, increased $21.3 million, or 11% annualized, since December 31, 2021
●	Net interest income increased $3.0 million, or 40%
●	Wealth management revenue increased $160 thousand, or 25%
●	Service charges on deposits increased $167 thousand, or 38%

“We are pleased with loan growth and profitability in the first quarter,” said Scott Harvard, president and chief executive officer of First National. “The Company is seeing benefits from its strategic expansion initiatives last year, including loan growth and noninterest income growth. The Bank’s wealth management division also contributed to higher profitability for the quarter with revenue that increased 25% over the same period one year ago. Loan demand continues to be steady in spite of rising rates, and our small business customers appear to have weathered the pandemic well and are now more focused on inflation and wage pressures.”

NET INTEREST INCOME

Net interest income increased $3.0 million, or 40%, to $10.5 million for the first quarter of 2022, compared to the same period of 2021. The increase resulted from a $2.9 million, or 36% increase in total interest and dividend income and a $107 thousand, or 18%, decrease in total interest expense. Net interest income was favorably impacted by a $415.1 million, or 44%, increase in average earning assets, which was partially offset by an 8-basis point decrease in the net interest margin to 3.19% when comparing the periods.

Accretion of PPP income, net of costs, and accretion of discounts on purchased loans, net of premiums, were included in interest and fees on loans. Accretion of PPP income totaled $323 thousand in the first quarter of 2022, compared to $599 thousand for the same period of 2021. Accretion of discounts on purchased loans totaled $367 thousand in the first quarter of 2022. There were no purchased loans in the first quarter of 2021, and as a result, there was no accretion of discounts on purchased loans during the period.

PROVISION FOR LOAN LOSSES

There was no provision for loan losses for the first quarter of 2022. During the quarter, an increase in the general reserve component of the allowance for losses was offset by net recoveries of loans previously charged off and a decrease in the specific reserve component of the allowance for loan losses. Net recoveries totaled $118 thousand for the quarter. There were no specific reserves on impaired loans at March 31, 2022, compared to $55 thousand of specific reserves at December 31, 2021. The allowance for loan losses totaled $5.8 million, or 0.70% of total loans at March 31, 2022, compared to 0.69% of total loans at December 31, 2021. There was no provision for loan losses for the same period of 2021.

ASSET QUALITY

Loans 30 to 89 days past due and accruing totaled $2.1 million, or 0.25% of total loans at March 31, 2022, compared to $906 thousand, or 0.14% of total loans one year ago. Accruing substandard loans decreased to $336 thousand at March 31, 2022, an improvement from $1.3 million one year ago. Nonperforming assets decreased to $3.9 million, or 0.27% of total assets at March 31, 2022, compared to $6.8 million, or 0.66% of total assets at March 31, 2021. Nonperforming assets were comprised of $2.1 million of nonaccrual loans and $1.8 million of other real estate owned. There were $1.5 million of commercial rental properties included in other real estate owned, which were acquired through the merger with The Bank of Fincastle (“Fincastle”) in 2021.

During the fourth quarter of 2020 and during the first half of 2021, the Bank modified terms of certain loans for customers negatively impacted by the pandemic. The modifications lowered borrower’s loan payments with interest only payments for periods ranging between 6 and 24 months. Modified loan balances decreased from $11.5 million at December 31, 2021 to $8.9 million at March 31, 2022. All modified loans were to businesses in the lodging sector, were included in the Bank’s commercial real estate loan portfolio, and were performing under their modified terms at March 31, 2022.

NONINTEREST INCOME

Noninterest income increased $568 thousand, or 27%, to $2.7 million for the three-month period ended March 31, 2022, compared to the same period of 2021. Wealth management fees increased $160 thousand, or 25%, and was attributable to an increase in assets under management from growth in account values and from an increase in the number of clients served by the wealth management division.  Service charges on deposits increased $167 thousand, or 38%, ATM and check card fees increased $149 thousand, or 25%, income from bank-owned life insurance increased $31 thousand, or 27%, and fees for other customer services increased $51 thousand, or 28%, comparing the same periods. The increases were primarily attributable to the acquisition of Fincastle.

NONINTEREST EXPENSE

Noninterest expense increased $2.0 million, or 30%, to $8.6 million for the three-month period ended March 31, 2022, compared to the same period one year ago. The increase was primarily attributable to a $1.6 million, or 44% increase in salaries and employee benefits, a $125 thousand, or 28%, increase in occupancy expense, a $128 thousand, or 30%, increase in equipment expense, and a $227 thousand, or 38%, increase in other operating expense.  These increases were partially offset by a $404 thousand decrease in legal and professional fees. The increases were primarily attributable to the increase in the number of employees, branch offices and customers that resulted from the acquisition of Fincastle and the acquisition of the loan portfolio, branch assets and addition of the employees from SmartBank. Merger expenses totaled $20 thousand and $405 thousand for the three-month periods ending March 31, 2022, and 2021, respectively. The decrease in legal and professional fees was primarily attributable to merger related costs in the first quarter of 2021.

BALANCE SHEET

Total assets of First National increased $389.5 million, or 38%, to $1.4 billion at March 31, 2022, compared to $1.0 billion at March 31, 2021. Interest-bearing deposits in banks decreased $34.5 million, or 21%, while total securities increased $193.6 million, or 111%, and loans increased $198.2 million, or 31%. Loans, excluding Paycheck Protection Program (“PPP”) loans, increased $262.0 million, or 46%. PPP loans decreased by $63.8 million over the last twelve months and totaled $2.5 million at March 31, 2022.

Total liabilities increased $368.9 million, or 39%, to $1.3 billion at March 31, 2022, compared to $942.2 million one year ago. The increase in total liabilities was primarily attributable to significant growth in deposits. Total deposits increased $376.8 million, or 41%, to $1.3 billion. Noninterest-bearing demand deposits increased $125.5 million, or 43%, savings and interest-bearing demand deposits increased $208.0 million, or 40%, and time deposits increased $43.3 million, or 44%. Subordinated debt decreased to $5.0 million at March 31, 2022, compared to $10.0 million one year ago, from the redemption of subordinated debt with an interest rate of 6.75%.

Shareholders’ equity increased $20.6 million, or 24%, to $106.6 million at March 31, 2022, compared to one year ago, from an $8.7 million increase in retained earnings and a $27.8 million combined increase in common stock and surplus. The increase in common stock and surplus was primarily attributable to the Company’s acquisition of Fincastle on July 1, 2021. These increases were partially offset by $15.9 million decrease in accumulated other comprehensive income, which resulted from a change in market interest rates that impacted securities available for sale reported at fair value. The Bank was considered well-capitalized at March 31, 2022.

The acquisition of Fincastle had a significant impact on balance sheet growth. On July 1, 2021, the acquisition date, Fincastle had total assets of $267.9 million, interest-bearing deposits in banks of $43.5 million, total securities of $12.0 million, loans, net of the allowance for loan losses, of $191.5 million, and total deposits of $236.3 million.

The acquisition of the SmartBank loan portfolio impacted the composition of the balance sheet. On September 30, 2021, the acquisition date, SmartBank’s Richmond-area branch loan portfolio totaled $82.6 million. The Bank funded the acquisition of the loan portfolio with cash, which decreased interest-bearing deposits in banks during the third quarter.

ACQUISITION OF THE BANK OF FINCASTLE

On July 1, 2021, the Company completed the acquisition of The Bank of Fincastle for an aggregate purchase price of $33.8 million of cash and stock (the “Merger”). Fincastle was merged with and into First Bank. The former Fincastle branches operated as The Bank of Fincastle, a division of First Bank, until their systems were converted on October 16, 2021. The Company incurred merger expenses of $20 thousand and $405 thousand for the three-month periods ending March 31, 2022, and 2021, respectively. The Company does not expect to incur additional merger expenses in future periods.

ACQUISITION OF THE SMARTBANK LOAN PORTFOLIO

On September 30, 2021, the Bank acquired $82.6 million of loans and certain branch assets from SmartBank related to their Richmond area branch, located in Glen Allen, Virginia.  Additionally, an experienced team of bankers based out of the SmartBank location transitioned to become employees of First Bank in the fourth quarter of 2021. First Bank did not assume any deposit liabilities from SmartBank in connection with the transaction and SmartBank closed their branch operation on December 31, 2021. The Bank continued to operate its loan production office from the former branch location.

SMALL BUSINESS ADMINISTRATION’S PPP

The Bank participated as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program to support local small businesses and non-profit organizations by providing forgivable loans. The Bank accretes loan fees received from the SBA, net of loan origination costs, into income evenly over the life of the loans through interest and fees on loans. PPP loans totaled $2.5 million at March 31, 2022, with $52 thousand scheduled to mature in the second and third quarters of 2022, and $2.4 million scheduled to mature in the first and second quarters of 2026.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Income Statement
Interest income
Interest and fees on loans	$9,496	$9,365	$9,215	$7,074	$7,143
Interest on deposits in banks	70	64	79	37	33
Interest on federal funds sold	—	2	8	—	—
Interest on securities
Taxable interest	1,132	920	766	697	717
Tax-exempt interest	305	299	242	215	180
Dividends	21	23	21	22	22
Total interest income	$11,024	$10,673	$10,331	$8,045	$8,095
Interest expense
Interest on deposits	$340	$355	$369	$328	$363
Interest on subordinated debt	69	155	156	154	154
Interest on junior subordinated debt	67	68	68	68	66
Total interest expense	$476	$578	$593	$550	$583
Net interest income	$10,548	$10,095	$9,738	$7,495	$7,512
Provision for (recovery of) loan losses	—	350	—	(1,000)	—
Net interest income after provision for (recovery of) loan losses	$10,548	$9,745	$9,738	$8,495	$7,512
Noninterest income
Service charges on deposit accounts	$609	$625	$547	$447	$442
ATM and check card fees	750	894	753	682	601
Wealth management fees	803	716	696	657	643
Fees for other customer services	233	176	279	150	182
Brokered mortgage fees	94	123	155	157	104
Income from bank owned life insurance	144	152	161	100	113
Net gains on securities available for sale	—	—	—	—	37
Net gains on sale of loans held for sale	—	—	—	18	7
Net gains on disposal of premises and equipment	—	15	—	—	—
Other operating income	78	260	57	224	14
Total noninterest income	$2,711	$2,961	$2,648	$2,435	$2,143
Noninterest expense
Salaries and employee benefits	$5,124	$5,099	$5,446	$3,693	$3,555
Occupancy	572	510	500	399	447
Equipment	559	527	519	433	431
Marketing	151	179	243	138	106
Supplies	136	168	176	77	88
Legal and professional fees	333	731	586	483	737
ATM and check card expense	303	317	329	268	231
FDIC assessment	152	112	87	78	69
Bank franchise tax	216	172	153	172	168
Data processing expense	236	1,271	465	216	204
Amortization expense	5	4	5	5	14
Other real estate owned expense, net	28	12	14	—	—
Net losses on disposal of premises and equipment	2	—	—	—	—
Other operating expense	827	924	903	668	600
Total noninterest expense	$8,644	$10,026	$9,426	$6,630	$6,650
Income before income taxes	$4,615	$2,680	$2,960	$4,300	$3,005
Income tax expense	886	497	562	958	569
Net income	$3,729	$2,183	$2,398	$3,342	$2,436

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Common Share and Per Common Share Data
Earnings per common share, basic	$0.60	$0.35	$0.39	$0.69	$0.50
Weighted average shares, basic	6,238,973	6,226,838	6,220,456	4,868,901	4,863,823
Earnings per common share, diluted	$0.60	$0.35	$0.38	$0.69	$0.50
Weighted average shares, diluted	6,245,704	6,235,907	6,229,524	4,873,286	4,872,097
Shares outstanding at period end	6,249,784	6,228,176	6,226,418	4,870,459	4,868,462
Tangible book value at period end (4)	$16.54	$18.28	$18.11	$18.21	$17.65
Cash dividends	$0.14	$0.12	$0.12	$0.12	$0.12

Key Performance Ratios
Return on average assets	1.06%	0.63%	0.71%	1.31%	1.00%
Return on average equity	13.40%	7.44%	8.64%	15.33%	11.53%
Net interest margin	3.19%	3.13%	3.06%	3.10%	3.27%
Efficiency ratio (1)	64.36%	64.69%	64.86%	63.65%	64.53%

Average Balances
Average assets	$1,430,524	$1,366,855	$1,337,247	$1,026,583	$988,324
Average earning assets	1,352,311	1,289,977	1,272,969	976,842	937,199
Average shareholders’ equity	112,822	116,511	110,153	87,442	85,708

Asset Quality
Loan charge-offs	$106	$185	$111	$1,085	$66
Loan recoveries	224	111	80	64	67
Net charge-offs (recoveries)	(118)	74	31	1,021	(1)
Non-accrual loans	2,130	2,304	2,158	2,102	6,814
Other real estate owned, net	1,767	1,848	1,848	—	—
Nonperforming assets (3)	3,897	4,152	4,006	2,102	6,814
Loans 30 to 89 days past due, accruing	2,105	3,235	2,707	550	906
Loans over 90 days past due, accruing	52	—	7	5	—
Troubled debt restructurings, accruing	—	—	—	—	—
Special mention loans	—	—	—	0	—
Substandard loans, accruing	311	315	319	322	1,343

Capital Ratios (2)
Total capital	$128,567	$125,934	$128,197	$95,856	$94,044
Tier 1 capital	122,739	120,224	122,763	90,391	86,717
Common equity tier 1 capital	122,739	120,224	122,763	90,391	86,717
Total capital to risk-weighted assets	14.44%	14.76%	14.42%	16.25%	16.05%
Tier 1 capital to risk-weighted assets	13.79%	14.09%	13.81%	15.32%	14.80%
Common equity tier 1 capital to risk-weighted assets	13.79%	14.09%	13.81%	15.32%	14.80%
Leverage ratio	8.61%	8.82%	9.22%	8.78%	8.78%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Balance Sheet
Cash and due from banks	$19,989	$18,725	$19,182	$13,913	$11,940
Interest-bearing deposits in banks	129,801	157,281	95,459	114,334	164,322
Federal funds sold	—	—	80,589	—	—
Securities available for sale, at fair value	284,893	289,495	266,600	222,236	159,742
Securities held to maturity, at amortized cost	81,640	33,441	10,046	10,898	13,424
Restricted securities, at cost	1,908	1,813	1,813	1,631	1,631
Loans, net of allowance for loan losses	830,595	819,408	816,977	611,883	630,716
Other real estate owned, net	1,767	1,848	1,848	—	—
Premises and equipment, net	22,278	22,403	22,401	18,876	19,087
Accrued interest receivable	4,056	3,903	3,823	2,662	2,609
Bank owned life insurance	24,438	24,294	24,141	18,128	18,029
Goodwill	3,030	3,030	4,011	—	—
Core deposit intangibles, net	150	154	159	—	5
Other assets	13,117	13,641	8,740	10,032	6,625
Total assets	$1,417,662	$1,389,436	$1,355,789	$1,024,593	$1,028,130

Noninterest-bearing demand deposits	$417,776	$413,188	$411,527	$290,571	$292,280
Savings and interest-bearing demand deposits	734,051	689,998	652,624	528,002	526,012
Time deposits	141,065	145,566	148,419	95,732	97,765
Total deposits	$1,292,892	$1,248,752	$1,212,570	$914,305	$916,057
Subordinated debt	4,994	9,993	9,993	9,992	9,992
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	3,934	4,373	7,041	2,335	6,876
Total liabilities	$1,311,099	$1,272,397	$1,238,883	$935,911	$942,204

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,812	7,785	7,783	6,088	6,086
Surplus	32,298	31,966	31,889	6,295	6,214
Retained earnings	79,845	76,990	75,554	73,901	71,144
Accumulated other comprehensive (loss) income, net	(13,392)	298	1,680	2,398	2,482
Total shareholders’ equity	$106,563	$117,039	$116,906	$88,682	$85,926
Total liabilities and shareholders’ equity	$1,417,662	$1,389,436	$1,355,789	$1,024,593	$1,028,130

Loan Data
Mortgage real estate loans:
Construction and land development	$49,308	$55,721	$45,120	$25,035	$25,720
Secured by farmland	3,555	3,708	3,748	495	507
Secured by 1-4 family residential	290,408	291,990	294,216	235,158	236,870
Other real estate loans	380,635	361,213	358,895	244,960	248,357
Loans to farmers (except those secured by real estate)	937	985	857	232	436
Commercial and industrial loans (except those secured by real estate)	102,745	98,820	104,807	102,734	117,109
Consumer installment loans	4,602	4,963	6,577	5,179	5,684
Deposit overdrafts	205	175	172	174	112
All other loans	4,028	7,543	8,019	3,381	3,407
Total loans	$836,423	$825,118	$822,411	$617,348	$638,202
Allowance for loan losses	(5,828)	(5,710)	(5,434)	(5,465)	(7,486)
Loans, net	$830,595	$819,408	$816,977	$611,883	$630,716

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$9,496	$9,365	$9,215	$7,074	$7,143
Interest income – investments and other	1,528	1,308	1,116	971	952
Interest expense – deposits	(340)	(355)	(369)	(328)	(363)
Interest expense – subordinated debt	(69)	(155)	(156)	(154)	(154)
Interest expense – junior subordinated debt	(67)	(68)	(68)	(68)	(66)
Total net interest income	$10,548	$10,095	$9,738	$7,495	$7,512
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$5	$8	$8	$8	$8
Tax benefit realized on non-taxable interest income – municipal securities	81	80	64	57	48
Total tax benefit realized on non-taxable interest income	$86	$88	$72	$65	$56
Total tax-equivalent net interest income	$10,634	$10,183	$9,810	$7,560	$7,568

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned, net of selling costs.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity.